EXHIBIT 99.2

           Greatbatch Announces Acquisition of Quan Emerteq

            Broadens Greatbatch Presence in Vascular Market

    CLARENCE, N.Y.--(BUSINESS WIRE)--Oct. 30, 2007--Greatbatch, Inc. (the "Company") (NYSE:GB) announced today that they have signed a definitive asset purchase agreement to acquire Quan Emerteq LLC for approximately $55 million in cash. The Company expects to close this transaction in November 2007. Quan Emerteq, based in Blaine, Minnesota, a suburb of Minneapolis, designs, develops and manufactures single use medical device products for the vascular, cardiac rhythm management and neurostimulation markets.

    The Company anticipates that Quan Emerteq will have annual sales in the range of $20-$24 million for 2007. Excluding one-time purchase accounting adjustments, such as in-process R&D charges, earnings are expected to be neutral in 2007 & 2008 and accretive thereafter.

    Quan Emerteq's main product lines consist of the following:

    Delivery Systems: Manufactures a broad line of catheters for use in multiple cardiology applications that cover the coronary, peripheral, and neurovascular market space. This includes products for the delivery of stents for peripheral and high growth carotid indications, catheters for delivery of PFO closure devices, PAD catheter based devices, imaging catheters, as well as other indications. This segment of Quan Emerteq's product experience also includes catheters in the space of drug and device convergence, as well as catheters delivering drugs and stem cells to targeted locations in the body.

    Stimulation Catheters: Targets stimulation markets in the EP catheter lab. This includes navigation technology to aid access for devices in Cardiac Resynchronization Therapy, and Ablation therapies, including the rapidly growing AF segment.

    Leadwires: Provides value at multiple levels across stimulation lead design, development, and manufacturing to support cardiac and neurostimulation markets. The integrated capabilities provide in-house support to rapidly develop and manufacture leads.

    Micro Components and Assemblies: A leading supplier to major device industry players through their components business: providing micro molded and machined components and assemblies for use in OEM build processes. Their capabilities serve high tolerance niches within their market space and will further support Greatbatch's existing needs for these critical components.

    Quan Emerteq core competencies include:

    -- Design, Development and Manufacturing of vascular catheters and stimulation leads leveraging vertically integrated capabilities of:

        --  Extrusion

        --  Molding

        --  Machining

        --  Coiling

        --  Braiding

        --  Hydrophilic Coating

    These capabilities add to and expand the existing levels of integration within the Greatbatch organization.

    Thomas Hook, Greatbatch President and CEO stated, "The acquisition of Quan Emerteq expands our vascular market presence into the peripheral, coronary and neurovascular markets and broadens our existing CRM and neurostimulation product offerings. This acquisition provides revenue growth opportunities to sell our expanded product portfolio to existing customers as well as diversifies our customer base with the addition of several new blue chip medical device companies. The addition of Quan Emerteq to our existing Enpath business creates critical mass in the growing vascular market. We welcome the employees of Quan Emerteq to the Greatbatch team and look forward to working with them and their strong management team."

    About Greatbatch, Inc.

    Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in medical devices for the cardiac rhythm management, neurostimulation, vascular and interventional radiology markets. Additionally, Electrochem Commercial Power, a subsidiary of Greatbatch, is a world leader in the design and manufacture of lithium cells and battery packs for demanding applications such as oil and gas exploration, pipeline inspection, military, asset tracking, oceanography and seismic surveying. Additional information about the Company is available at www.greatbatch.com.

    CONTACT: Greatbatch, Inc.
             Anthony W. Borowicz, 716-759-5809
             Treasurer and Director, Investor Relations, tborowicz@greatbatch.com